CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9/Amendment No. 270 to Registration Statement File Nos. 333-160722/811-04001 on Form N-4 of our report dated March 23, 2018, relating to the financial statements and financial highlights comprising each of the Divisions of Metropolitan Life Separate Account E, and our report dated March 19, 2018, relating to the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 11, 2018